Exhibit 99.1

Investor Contact:	Media Contact:
Alexandra Santos Portola Pharmaceuticals ir@portola.com 650.246.7236	Joey Fleury BrewLife jfleury@brewlife.com 415.946.1090

Portola Pharmaceuticals Reports Second Quarter Financial Results and Provides Corporate Update

Conference Call Today at 8:30 a.m. ET

South San Francisco, Calif. (August 15, 2013) – Portola Pharmaceuticals, Inc. (NASDAQ: PTLA) today will provide a corporate update and report its financial results for the quarter ended June 30, 2013.

“In the second quarter, we completed a successful IPO, raising approximately $126 million in net proceeds, which will allow us to develop our two late-stage thrombosis programs and a dual Syk-JAK inhibitor for hematologic cancers,” said William Lis, chief executive officer of Portola. “We continue to advance our pivotal Phase 3 APEX Study of betrixaban in acute medically ill patients, where we could potentially be the first Factor Xa inhibitor to market in an area of significant unmet medical need. Additionally, we achieved important milestones in our investigational Factor Xa inhibitor antidote program, including presenting Phase 2 data that demonstrated for the first time clinically that an antidote can reverse the anticoagulation effect of a Factor Xa inhibitor. With the clinical collaboration agreement that we entered into with Daiichi Sankyo this quarter to conduct a Phase 2 study of (pINN) andexanet alfa* (formerly PRT4445) and edoxaban, we now have collaboration agreements in place with all of the pharmaceutical companies that have Factor Xa inhibitors on the market or in clinical development, while retaining all rights to our program.”

Recent Events

Corporate

•	Completed a successful IPO, raising approximately $126 million in net proceeds.

•

Appointed Peter Strumph to the newly created position of vice president, technical and clinical operations. Mr. Strumph led the same functions previously at CV Therapeutics in support of the successful development and commercialization of Ranexa® (ranolazine) and Lexiscan® (regadenoson).

Andexanet alfa

•

Completed a series of discussions with the U.S. Food and Drug Administration (FDA), including an end of Phase 2 meeting yesterday, regarding the clinical and manufacturing paths forward for andexanet alfa.

•

Portola remains confident that it can develop andexanet alfa under an expedited approval pathway that will allow the Company to bring this important product to market as soon as possible to address a major unmet medical need. Final agreement is pending submission of the Phase 3 protocol, which Portola plans to submit later this year in anticipation of initiating these studies in the first half of 2014.

•

Portola signed an agreement earlier this year with Lonza Group Ltd. to develop a commercial-scale manufacturing process for andexanet alfa. The Company plans to implement changes at Lonza to initiate BLA-enabling studies with a manufacturing process that will allow it to launch andexanet alfa pursuant to an expedited approval. To improve the cost of goods further, additional process changes will be implemented later into the commercial process, either in the initial BLA or as a supplemental BLA.

•

Presented positive data from a Phase 2 proof-of-concept study of andexanet alfa at the 2013 Congress of the International Society on Thrombosis and Haemostasis, demonstrating reversal of the anticoagulant activity of Bristol-Myers Squibb’s and Pfizer’s Factor Xa inhibitor Eliquis® (apixaban).

•

Entered into a collaboration agreement with Daiichi Sankyo for a Phase 2 program to evaluate andexanet alfa in reversing the anticoagulant activity of the investigational Factor Xa inhibitor edoxaban. Portola retains all global development and commercialization rights for andexanet alfa.

•	Presented positive data from a Phase 1 single ascending dose study of andexanet alfa at the Arteriosclerosis, Thrombosis and Vascular Biology 2013 Scientific Sessions.

Upcoming Milestones

Betrixaban

•

Complete a futility analysis in 2014 of the pivotal Phase 3 APEX Study (Acute Medically Ill VTE Prevention with Extended Duration Betrixaban), which is evaluating betrixaban for hospital and post-discharge prevention of venous thromboembolism (VTE) in high-risk, acute medically ill patients. Portola is on track to complete APEX enrollment in mid-2015.

Andexanet alfa

•	Report data from the ongoing Phase 2 study of andexanet alfa and the Factor Xa inhibitor XARELTO® (rivaroxaban) in the fourth quarter of 2013.

•	Initiate a Phase 3 pivotal study in the first half of 2014.

•	Report data from additional Phase 2 studies of andexanet alfa and other Factor Xa inhibitors, including edoxaban and betrixaban, and enoxaparin.

PRT2070

•

Submit an Investigational New Drug (IND) application to the FDA in 2013 for this novel, oral, dual Syk-JAK inhibitor program, which will target patients with genetically-defined hematologic cancers, including chronic lymphocytic leukemia and non-Hodgkin lymphoma.

•	Initiate a Phase 1/2 clinical study of PRT2070 in 2013.

Second Quarter Financial Results

Collaboration revenues in the second quarter of 2013 were $2.6 million earned under the Company’s collaborations with Bristol-Myers Squibb Company and Pfizer Inc., Bayer Pharma AG and Janssen Pharmaceuticals, Inc., Daiichi Sankyo, Inc. and Lee’s Pharmaceutical (HK), Ltd. Collaboration revenues in the second quarter of 2012 of $66.9 million were earned under the Company’s collaboration with Novartis AG, which was terminated effective July 1, 2012.

Total operating expenses for the second quarter of 2013 were $24.5 million compared with $16.1 million for the second quarter of 2012. The increase in operating expenses was primarily attributable to increased investment in research and development expenses to advance clinical development of betrixaban, andexanet alfa and PRT2070.

Portola reported a net loss of $21.6 million, or $1.47 per share, for the second quarter of 2013 compared with net income of $49.8 million, or $1.67 per share, for the second quarter of 2012.

As of June 30, 2013, cash, cash equivalents and investments were $235.2 million compared with cash, cash equivalents and investments of $137.4 million as of December 31, 2012.

Conference Call Details

To access the live conference call today, August 15, 2013, at 8:30 a.m. Eastern Time via phone, please dial (800) 322-2803 from the United States and Canada or +1(617) 614-4925 internationally. The participant passcode is 69614971. Please dial in 10 minutes prior to the start of the call. To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at http://investors.portola.com. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel therapeutics in the areas of thrombosis, other hematologic disorders and inflammation. Portola’s current development-stage portfolio includes wholly-owned and partnered products. Portola’s lead compound, betrixaban, is a novel, oral, once-daily Factor Xa inhibitor in Phase 3 development for extended-duration prophylaxis of a form of thrombosis known as venous thromboembolism (VTE) in acute medically ill patients. Portola’s second lead development candidate, andexanet alfa (PRT4445), is a recombinant protein in Phase 2 development for which Portola retains full, worldwide commercial rights. It is designed to reverse the anticoagulant activity in patients treated with a Factor Xa inhibitor who suffer an uncontrolled bleeding episode or require emergency surgery. Portola’s third product candidate, PRT2070, is an orally available kinase inhibitor that inhibits both spleen tyrosine kinase (Syk) and janus kinases (JAK). It is targeted at patients with genetically-defined hematologic cancers. Portola’s fourth program, PRT2607 and other highly selective Syk inhibitors, is partnered with Biogen Idec. For more information, visit www.portola.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the potential efficacy and use of betrixaban as a Factor Xa inhibitor, of andexanet alfa to reverse the anticoagulant activity in patients treated with a Factor Xa inhibitor, and of PRT2070 or PRT2607 as kinase inhibitors; the possibility of andexanet alfa being approved by the FDA on an expedited approval process; development of a commercial manufacturing process for andexanet alfa; and the statements in the section titled “Upcoming Milestones.” Risks that contribute to the uncertain nature of the forward-looking statements include: the accuracy of Portola’s estimates regarding its ability to initiate and/or complete its clinical studies; the success of Portola’s clinical studies and the demonstrated efficacy of Portola’s product candidates thereunder; the accuracy of Portola’s estimates regarding its expenses and capital requirements; regulatory developments in the United States and foreign countries; Portola’s ability to obtain and maintain intellectual property protection for its product candidates; and Portola’s ability to retain its key scientific and management personnel. These and other risks and uncertainties are described more fully in Portola’s filings with the Securities and Exchange Commission, including without limitation its Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on August 14, 2013. All forward-looking statements contained in this press release speak only as of the date on which they were made. Portola undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

*	PRT4445 has a tentatively approved International Nonproprietary Name of andexanet alfa.

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations Data

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Collaboration and license revenue	$2,601	$66,865	$5,709	$69,346
Operating expenses:
Research and development	20,833	13,088	38,556	26,049
General and administrative	3,708	3,059	6,747	5,865

Total operating expenses	24,541	16,147	45,303	31,914
Income (loss) from operations	(21,940)	50,718	(39,594)	37,432
Interest and other income (expense), net	342	(956)	(147)	(796)

Net income (loss)	$(21,598)	$49,762	$(39,741)	$36,636

Net income (loss) attributable to common stockholders:
Basic	$(21,598)	$2,319	$(39,741)	$1,257

Diluted	$(21,598)	$3,314	$(39,741)	$1,816

Shares used to compute net income (loss) per share attributable to common stockholders:
Basic	14,681,570	1,355,934	8,078,308	1,329,133

Diluted	14,681,570	1,985,644	8,078,308	1,968,821

Net income (loss) per share attributable to common stockholders:
Basic	$(1.47)	$1.71	$(4.92)	$0.95

Diluted	$(1.47)	$1.67	$(4.92)	$0.92

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheet Data

(In thousands)

	June 30, 2013	December 31, 2012
Cash, cash equivalents and investments	$235,190	$137,384
Receivables from collaborations	3,494	662
Total current assets	215,068	134,913
Property and equipment, net	2,516	2,861
Total assets	245,390	146,001
Accounts payable	4,676	4,840
Accrued and other liabilities	16,325	7,399
Deferred revenue	6,696	4,042
Total current liabilities	29,370	18,824
Total liabilities	30,794	20,290
Total stockholders’ equity (deficit)	214,596	(191,569)

# # #